Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form S-1 of SI-BONE, Inc. of our report dated July 31, 2018, except for the effects of the reverse stock split discussed in Note 2 to the consolidated financial statements, as to which the date is October 5, 2018, relating to the financial statements of SI-BONE, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

October 5, 2018